UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

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BAUSCH HEALTH COMPANIES INC.
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The attached presentation regarding our executive compensation program is to be provided to shareholders by Bausch Health Companies Inc. (the “Company”) on or after April 6, 2021 as part of the Company’s shareholder engagement program.

Shareholder Engagement on Executive Compensation

Forward-Looking Statements This presentation contains forward-looking statements within the meaning of applicable securities laws, including, but not limited to, statements regarding the Company’s future prospects and performance, the Company’s plan to separate its eye health business from the remainder of the Company, the Company’s succession plan for its Chief Financial Officer, and the anticipated impact of the COVID-19 pandemic on the Company and its recovery therefrom. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in BHC’s most recent annual report on Form 10-K and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to separate its eye health business from the remainder of the Company, including the expected benefits, costs, timing to complete and terms of the separation transaction, the Company’s ability to complete the separation transaction considering the various precedent conditions thereof (some of which are outside the Company’s control, including conditions related to regulatory matters and a possible shareholder vote, if applicable), that market or other conditions are no longer favorable to completing the transaction, that any shareholder, stock exchange, regulatory or other approval (if required) is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following transaction, diversion of management time on transaction-related issues, retention of existing management team members, the reaction of customers and other parties to such transaction, the qualification of such transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from either or both of the Canada Revenue Agency and the Internal Revenue Service will be sought or obtained), potential dissynergy costs between the spun off or separated entity and the remainder of Bausch Health, the impact of such transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Bausch Health is engaged in, behavior of customers, suppliers and competitors, technological developments and legal and regulatory rules affecting Bausch Health’s business. In particular, the Company can offer no assurance that any spinoff or other separation transaction will occur at all, or that any such transaction will occur on the terms and timelines anticipated by the Company. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19, and the potential effects of that pandemic, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to its supply chain, third party suppliers, project development timelines, and costs (which may increase) and revenue and margins (both of which may decrease). They also include, but are not limited to, risk and uncertainties caused by shareholder activism by our existing or future investors, including the distraction of our management and employees caused by such shareholder activism, the time, resources and costs expended in connection with such shareholder activism and the impact of such shareholder activism on our business plans and strategies and our ability to effectively implement such plans and strategies. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect actual outcomes, unless required by law.

Non-GAAP Information To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including Adjusted EBITDA. Management uses non-GAAP measures as key metrics in the evaluation of company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors. However, non-GAAP measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the appendix hereto.

Agenda Introductions 2020 Summary Spinoff Announcement CFO Succession Plan Shareholder Outreach Executive Compensation Philosophy Pay Practices CEO Compensation General Discussion

Introductions Bausch Health Jerry Karabelas – Talent & Compensation Committee Chair Art Shannon – SVP, Head of Investor Relations and Global Communications Kelly Webber – SVP & Chief Human Resources Officer Investor/Proxy Advisor TBD – Portfolio Manager/lead TBD – Governance contact

2020 Summary When the pandemic began, our top priorities were to ensure the health and safety of our employees and to protect our global supply chain in order to continue to provide access to our health care products around the world Throughout  2020,  we  carefully  managed  our  expenses,  prioritized  our resources strategically, and maintained ample supply of our health care products for our customers and patients Given the unpredictability presented by the global pandemic, we focused on driving market share for our key products, reaching customers in new ways, executing on new product launches and optimizing our cost structure Starting in Q3 2020, our financial results began to demonstrate strong signs of recovery from COVID-19; we achieved the following financial results for 2020: GAAP Revenues of $8,027M Adjusted EBITDA (non-GAAP) of $3,294M1 Repaid approximately ~$900M of debt using cash generated from operations and more efficient cash management in 2020 Our global and diversified business model continues to allow us to be well-positioned for growth, despite the significant challenges resulting from the pandemic See Slide 2 and Appendix for further non-GAAP information.

Spinoff Announcement In August 2020, we announced our intention to spinoff our eye health business. In doing this, we aim to unlock value across our two highly-attractive, but dissimilar businesses: Bausch + Lomb – A fully integrated, pure play eye health company built on the iconic Bausch + Lomb brand and long history of innovation; and BHC – A diversified pharmaceutical company with leading positions in gastroenterology, aesthetics/dermatology, neurology and international pharmaceuticals We are actively pursuing all opportunities to expedite leverage improvement and deliver shareholder value We expect to have all the necessary internal steps completed by Q3 2021 including financial segmentation, leadership announcement, and regulatory filings, amongst other items

CFO Succession Plan On March 11th we announced that Paul S. Herendeen, Chief Financial Officer, would be appointed to the newly created role of Advisor to the chairman and chief executive officer (CEO) effective June 1, 2021 Mr. Herendeen will be succeeded as CFO by Sam Eldessouky, senior vice president, controller and chief accounting officer of Bausch Health Effective June 1, 2021, Mr. Eldessouky will assume the role of CFO and will report directly to Mr. Papa Mr. Herendeen will remain an executive vice president (EVP) and Section 16 officer of Bausch Health

Shareholder Outreach We maintain a robust outreach program that enables us to obtain ongoing feedback on our executive compensation program through direct engagement with shareholders as well as during investor meetings and conferences In 2020, approximately 90% of the total shareholders’ votes cast voted in favor of our executive compensation program (“say-on-pay” vote) We believe these favorable results indicate strong support for continuing our current executive compensation program

Executive Compensation Philosophy Bausch Health’s executive compensation philosophy is designed to attract, retain, and motivate our executives who are committed to the ongoing transformation of our company and improving people’s lives through our products. The program: Links executive compensation to long-term business performance Provides compensation opportunities that are competitive as compared to our peers Aligns the interests of our executives with those of our shareholders Balances appropriate risk-taking Incorporates shareholder feedback When considering the impact of the pandemic on our 2020 compensation programs, the Talent and Compensation Committee determined that the existing programs should remain in place For 2020 only, the financial metrics under the annual incentive program would be measured on a quarterly basis (versus on an annual basis), and the total payout that could be received was capped at 90% of target No changes were made to outstanding equity awards under our long-term incentive program, or to other benefits

Pay Practices – What We Do & Don‘t Do No hedging or pledging of company shares No repricing of underwater stock options No excise tax gross-up for executives in the event of a change in control No single trigger vesting in the event of a change in control No dividends or dividend equivalents on unearned awards No supplemental executive retirement program No automatic or guaranteed salary increases Significant share ownership requirements ensure long-term orientation Performance-based equity aligned with the interests of our shareholders Capped award payouts under our annual incentive program and performance share units Clawback policy Double trigger following a change-in-control – no unvested equity awards accelerate, only upon a qualifying termination of employment Limited severance Independent compensation consultant

CEO Compensation Mr. Papa’s salary increased to $1,600,000 (7%) in March 2020, which was the first change to his salary since he was hired in 2016 From May 2020 through October  2020, Mr. Papa took a voluntary salary reduction of 10% as we  carefully managed our expenses during the pandemic Annual incentive payout was capped at 90% for 2020 2021 LTI award followed portfolio approach, including PSUs, stock options, and restricted stock units A “portfolio” approach mitigates excessive risk taking; PSUs and stock options incentivize an increase in share price over the long term while RSUs aid in retention The Talent and Compensation Committee has also established minimum share ownership requirements for our NEOs; Mr. Papa is required to hold 6 times base salary under our share ownership requirements, which he has satisfied As reported in the proxy statement, Mr. Papa’s beneficial ownership of our Common Shares was 656,4191 as of March 1, 2021 Excluding stock options that are exercisable currently or will become exercisable within 60 days of March 1, 2021.

General Discussion Questions or feedback? Thank you for your time

Appendix

Non-GAAP Appendix Description of Non-GAAP Financial Measures Adjusted EBITDA (non-GAAP) Adjusted EBITDA (non-GAAP) is GAAP net income (loss) attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for interest expense, net, provisions for (benefit from) income taxes, depreciation and amortization and certain other items, as further described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets. Adjusted EBITDA (non-GAAP) reflects adjustments based on the following items: Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. In addition, in connection with its acquisition of certain assets of Synergy Pharmaceuticals Inc. (“Synergy”), the Company has incurred certain severance and integration costs. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. With regard to the severance and integration costs associated with the acquisition of certain assets of Synergy, these costs are specific to the acquisition itself and provided no benefit to the ongoing operations of the Company. As a result, the Company does not believe that such costs (and their impact) are truly representative of the underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company's operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors. Asset Impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation. Goodwill Impairments: The Company has excluded the impact of goodwill impairment. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business. Share-based Compensation: The Company has excluded recorded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted. Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company's acquisitions, as well as the nature of the agreed-upon consideration.

Non-GAAP Appendix Adjustments to Adjusted EBITDA (non-GAAP) (continued): Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control. Separation costs and separation-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the eye-health business from the remainder of the Company and (ii) register the eye-health business as an independent publicly traded entity. Separation costs are incremental costs directly related to effectuating the separation of the eye-health business and include, but are not limited to; legal, audit and advisory fees, employee hiring, relocation and travel costs and costs associated with establishing a new board of directors and audit committee. Separation-related costs are incremental costs indirectly related to the separation of the eye-health business and include but are not limited to; IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company's operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors. Other Non-GAAP Charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sale of assets. The Company has also excluded expenses associated with in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company's research and development efforts during any given period. The Company has also excluded IT infrastructure investment, that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation. Please also see the reconciliation tables in this appendix for further information as to how these non-GAAP measures are calculated for the periods presented.

Non-GAAP Appendix Bausch Health Companies Inc. (unaudited) In 2020, Litigation and other matters of $422 million includes net charges related to a legacy U.S. securities class action matter (which is subject to an objector’s appeal of the final court approval), a SEC investigation matter and a Canadian securities litigation and related opt-outs matter. In 2019, Litigation and other matters of $1,401 million includes the settlement of a legacy U.S. securities class action matter (which is subject to an objector’s appeal of the final court approval). Legal and other professional fees are incurred in connection with legacy legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.